Exhibit (p)(2)

                  WRIGHT INVESTORS' SERVICE DISTRIBUTORS, INC.
                                 CODE OF ETHICS

A.  STATEMENT OF GENERAL PRINCIPLES

         Wright Investors' Service Distributors, Inc. ("Distributors") is the principal underwriter of a family of mutual funds (the "Funds") managed by Distributors' affiliate, Wright Investors' Service, Inc. ("Wright"). Distributors is committed to the principles of integrity, honesty and trust in all of its business transactions, and expects all of its employees to live up to these ideals. All employees* of Distributors shall have the duty at all times to place the interests of the shareholders of mutual funds (the "Funds") managed by Wright first, and may not in any respect take advantage of transactions made by or on behalf of the Funds. It is essential that we avoid not only actual conflicts, but also any appearance of conflicts of interest and any abuse of an individual's position of trust and responsibility. No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his/her sense of fiduciary obligation to the Funds.

       This Code of Ethics ("Code") supersedes Distributors' prior Code of Ethics. Employees of Distributors are also subject to the Statement of Policy on Insider Trading of Wright, a copy of which is attached hereto. The management of Distributors believes this Code meets current requirements of the Securities and Exchange Commission ("SEC") and is appropriate and desirable for the Company. All requests and reports provided to anyone pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

B.  DEFINITIONS

ACCESS PERSONS
         Using the Investment Company Act definition, an Access Person includes:
         (i) any officer or director of Distributors; and
         (ii) any employee of Distributors who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by any Fund for which Distributors acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any of the Funds with respect to such purchases or sales.

         The current positions at Distributors deemed to be "Access Persons" are: directors, officers, and any employee who receives advance notice from Wright's Investment Committee of contemplated portfolio transactions.

* For purposes of clarity, all employees of The Winthrop Corporation performing services for Distributors are referred to as employees of Distributors. Any preclearance, report or other document required by this Code will be deemed received by the CCO of Distributors if such preclearance, report or other document has been provided to Wright under its Code of Ethics.
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BENEFICIAL OWNERSHIP

         Under current SEC interpretations, Beneficial Ownership includes securities accounts of a spouse, minor children and relatives resident in the employee's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains therefrom benefits substantially equivalent to those of ownership.

       When an employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable account), the rules set forth in this Code of Ethics will not be considered to be directly applicable, but in all transactions involving any such account the employee will be expected to conform to the spirit of these rules and specifically avoid any activity that conflicts or might appear to conflict with the interests of our clients.

SECURITIES

         In general, this Code employs the term "SECURITIES" to mean shares of any publicly-traded company, including puts, calls, options and warrants for such securities, and closed-end and open-end mutual funds, INCLUDING WRIGHT-MANAGED MUTUAL FUNDS. The term securities does not include direct obligations of the US Government, bank certificates of deposit, money market funds, commercial paper and other high quality short-term debt instruments.

SHORT-TERM DEBT INSTRUMENTS

         The SEC has defined high quality short-term debt instrument as "any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality."

C.   COMPLIANCE PROCEDURES FOR ALL EMPLOYEES INCLUDING ACCESS PERSONS

         1. General Responsibilities. All directors, officers and employees of Distributors must (i) conduct themselves with integrity and dignity; (ii) act in a thoroughly ethical manner in dealings with clients, the public and fellow employees; (iii) comply with all applicable securities laws; and (iv) report any violations of this Code to the Chief Compliance Officer of Distributors ("CCO"). The CCO shall hold the name of the reporting person in strict confidence and shall investigate any purported violation.

         2. Disclosure of Personal Holdings. The CCO of Distributors shall review and explain the Code of Ethics to new employees within five business after the date of employment. As a condition to employment, each newly-hired person must, within 10 days of beginning employment at Distributors, (i) make full disclosure of any brokerage account and all publicly-traded securities beneficially owned by the employee or members of the employee's immediate family; (ii) agree to comply with the Company's written policies restricting personal trading and prohibiting insider trading; and (iii) provide a written acknowledgment of receipt of such policies. The disclosure must be made on a form provided by the CCO and must be current as of a date no more than 45 days prior to the employee's first day at Distributors. It is not necessary to report transactions effected pursuant to an automatic reinvestment plan.

         3. Preclearance. No employee of Distributors may buy or sell shares of any Security without the prior approval of the Chief Compliance Officer (CCO) of Distributors. Any such approval will only be given in accordance with the provisions of Paragraph D, "Guidelines for Approval of Securities Transactions." The approval will remain valid for three trading days. Employees who receive approvals for trades must have the broker send a copy of the confirmation to the CCO. In seeking preclearance for a transaction, a Product Manager must also indicate whether the security to be purchased or sold for his/her personal account is also held in any of the mutual funds managed by such Product Manager.

         Preclearance need not be sought for the purchase or sale of shares of any mutual funds, but such transactions must be included in the quarterly and annual disclosure reports required of Access Persons. The Access Person is responsible for ensuring that the CCO receives a copy of the confirmation for the transaction and the broker's statement for the applicable quarter. Non-access Persons must provide a copy of the confirmation of the mutual fund transaction by the end of the quarter.

         4. Broker/Dealer Reports. All employees shall cause each broker/dealer at which they have an account to send a copy of all quarterly and annual account statements to the CCO.

         5. Annual Certification of Compliance. Within thirty days after the end of each calendar year, all employees shall certify annually that they (i) have read and understand this Code, including amendments, if any; (ii) recognize that they are subject thereto; and (iii) have complied with its requirements, including any necessary preclearance.

         6. Gifts. No employee shall accept gifts of a value in excess of $10 from any person or entity that does business with or on behalf of a Wright Fund without prior approval of the CCO.

         7. Service As a Director. No employee shall serve on the board of directors of a publicly traded company, absent prior authorization based upon a determination by the CCO of Distributors that the board service would be consistent with the interests of the Fund and its shareholders who may have an investment in such public company. In the relatively small number of instances in which board service may be authorized, Access Persons serving as directors of any such company should be isolated from those making investment decisions through written procedures applicable to the Access Person's position in Distributors.

         8. By-Law Provision. The by-laws of the Wright Funds generally provide that a Wright Fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the Fund, or is an officer or director of the investment adviser of the Fund, if after the purchase of the securities of such issuer by the Fund one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both. In view of the foregoing, and to avoid any possibility of an inadvertent violation of this by-law provision, no approval will be given that would result in an employee's holdings exceeding 1/2 of 1% of the shares or securities of any publicly-owned issuer. Any request for prior approval of a trade in this type of security must state whether this provision applies.

         9. Sanctions. Careful adherence to this Code of Ethics is one of the basic conditions of employment of every employee. Any employee violating any provision of this Code of Ethics, including the Compliance Procedures, may be subject to sanction, including but not limited to suspension or termination of employment, censure or disgorgement of profits, at the determination of the CEO of Distributors.

D.   ADDITIONAL COMPLIANCE PROCEDURES FOR ACCESS PERSONS

         1. Quarterly Report of Transactions. Each Access Person must file every quarter with the CCO a report of all transactions in Securities. Transactions encompass sales, purchases and other acquisitions or dispositions, including gifts and exercise of conversion rights or subscription rights. In lieu of completing the form by hand, the Access Person may attach to the signed and dated form a brokerage report showing all transactions for the relevant quarter. In addition, if the Access Person established a securities account during the quarter, the report must disclose the name of the broker, dealer or bank with whom the account is established and the date the account was established. The report must be filed with the CCO even if there were no reportable transactions during the prior calendar quarter, in which case the employee should circle on the form the item stating there were no such transactions. The report is due within thirty days after the end of each calendar quarter. Failure to submit the report in a timely manner is a violation of SEC regulations and this Code, and may be a cause for sanctions.

         2. Annual Disclosure. As part of the annual certification of compliance (see Paragraph C-5, above), all Access Persons shall submit to the CCO a list of all securities in which the Access Person has any ownership interest, including any beneficial ownership. Such report must be submitted within thirty days of the end of the calendar year.

         3. Additional Responsibility of Product Managers. Each Product Manager of a mutual fund who makes a recommendation as to whether a security shall be purchased, sold or held in the account of a Fund shall fully apprise the CEO or CCO of Distributors of any direct or indirect beneficial ownership the Product Manager has in such security and whether there has been in his/her brokerage account any transaction in such security within the last seven days.

E.   MONITORING, REPORTING AND DISCLOSURE

         1. Monitoring of Compliance. Within forty-five days after the end of each quarter, the CCO shall review the Quarterly and Annual Reports for reconciliation with the Initial Disclosure, Annual Disclosure, and the Preclearance Approvals given in the same quarter or year, as applicable. The CCO will investigate all apparent violations of this Code and will prepare a report for the Board of Directors of Distributors.

         2. Review by the Board of Trustees. No less than once each year Distributors shall prepare and submit a written report to the Trustees of the Funds that

         (i) describes any issues arising under this Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures, and sanctions imposed in response to the material violations;
         (ii) describes any waivers that might be important to the Board of Trustees that were granted during the period; and
         (iii) certifies that Distributors has adopted procedures reasonably necessary to prevent violations of this Code.

         If there have been any material changes to the Code of Ethics, Distributors shall submit such changes to the Trustees at the next meeting of the Board. The Trustees shall review any violations of the Code specified in the annual report and any recommended changes in existing restrictions and procedures. The Trustees shall then take such action, if any, as they may deem appropriate.

         3. Additional Disclosure. The Code of Ethics of Distributors shall be filed with the SEC as an exhibit to the registration statement of each Fund.
There will be disclosure in the Funds' prospectuses or their statements of additional information that (i) Distributors has a code of ethics; (ii) that, subject to certain restrictions, personnel of Distributors are permitted to invest in securities for their own accounts; and (iii) that the Code is on public file, and available upon request from Distributors or the SEC.

 F.  GUIDELINES FOR APPROVAL OF SECURITIES TRANSACTIONS

         1. Initial Public Offerings. Generally no approval will be given for any employee to purchase securities of a publicly owned corporation that is making an initial public offering, except in connection with the exercise of rights issued in respect of securities such employee owns. The reason for this rule is that it precludes the appearance that an employee has used the Funds' market stature as a means of obtaining for himself or herself "hot" issues that would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a direct advisory account or a Fund account was diverted to the personal benefit of an employee.

         2. Limited Offerings. Any prior approval of an acquisition of securities in a limited offering (such as a private placement) will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with the principal underwriter of the Funds.

         3. Blackout Periods. No employee shall be authorized to exercise a securities transaction within seven calendar days before or after a Fund in the Wright complex has a pending "buy" or "sell" order in that same security.

         4. Short Sales and Options. Usually no approval will be given for short sales. Also prohibited are buying, selling or exercising put or call options or combinations thereof of securities held by a Fund or being considered for purchase for them. It should be noted, for example, that an exercise of an option or the covering of a short sale could conflict with current trading for clients. However, where any such option is held by a member of an employee's family, approval may be given provided there is no conflict with the interests of the Funds.

         5. Short-Term Trading Profits. Short-term trading, i.e., profiting in the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days, is prohibited and approval will generally not be given. The management of Distributors believes that short-term trading by employees may increase the risk of conflicts of interest, affect an individual's investment judgment, and in some instances divert an individual's attention from the best interests of the Funds. Where one or both sides of a short-term trade have not been pre-cleared, there is presumably already a violation and the whole matter should be handled under the Sanctions section of this Code, with disgorgement of profits being only one alternative available to the CCO of Distributors.

         6. Margin Accounts. Margin Accounts are absolutely prohibited and no approval will be given.

         7. By-Law Violation. No approval will be given which would result in an employee's holdings exceeding1/2of 1% of the securities of any publicly-owned issuer.

         8. General Standards. In authorizing any transaction, the CCO may consider the extent to which the employee has access to pending investment decisions, the number of transactions already approved for such employee within the past six months, whether the employee has made unreasonable use of the Company's resources during business hours in arriving at a personal investment decision, and any other factors that are, in the opinion of the CCO, pertinent to the matter. In the rare case where approval is given for a transaction involving an initial public offering or a limited offering, additional written disclosure will be required and will be maintained in the files of the CCO.